Exhibit 99.1

TOREADOR ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS

Provides Update on Operations and Hess Partnership

PARIS, FRANCE — (November 9, 2010) — Toreador Resources Corporation (NASDAQ: TRGL) today announced third quarter 2010 financial results and provided the following operational and financial update, under which the following has occurred:

Paris Basin Shale Oil Partnership With Hess

•                  On October 10, 2010, Toreador and Hess obtained definitive approval and necessary environmental permits from the relevant French local and regional authorities (DRIE, DREAL and Préfecture) for the initial four well locations, for which we applied in the second quarter of 2010.

•                  The initial phase of the drilling program, expected to comprise six or more unconventional exploration wells, is forecast to begin in January 2011.  The first well will be a vertical well located on the Chateau Thierry exploration permit located about 70 km east of Paris. Toreador will remain operator of record in the near-term while work is carried out under Hess’s supervision.

•                  On October 22, 2010 Toreador and Hess agreed on a firm budget of $56 million for 2011, which will be funded out of Hess’s commitments under the terms of the May 10, 2010 Investment Agreement.  There is a possible additional $20 million of discretionary spending for 2011 that will be decided at a later date between Hess and Toreador.

Conventional Oil Operations

•                  The LGA-1 exploration well (La Garenne) was drilled and tested on the Rigny le Ferron exploration permit in late 2009 and early 2010.  The well confirmed a five-meter reservoir within a 50-meter oil column in the target Dogger formation, but low permeability in the vicinity of the wellbore.  A decision regarding whether or not to drill a horizontal appraisal well and to develop the reservoir will be made in the first quarter of 2011.

Corporate Developments

•                  Per the terms of the indenture, on October 1, 2010, Toreador repurchased $32,256,000 principal amount of its 5.00% Convertible Senior Notes. This repayment reduced the company’s gross long-term debt to $31.6 million. The Company has elected to redeem the $129,000 principal aggregate amount of the 5.00% Convertible Senior Notes remaining outstanding in accordance with the terms of the indenture and expects to effect this redemption on November 24, 2010.  As of November 5, 2010, Toreador’s cash and cash equivalent position was $25 million.  Going forward the company has no current debt or mandatory commitments that it expects will require use of these funds.

•                  In order to mitigate its exposure to a potential downturn in oil prices in 2011, Toreador has entered into zero cash premium collar contracts with Vitol Trading SA for 500 barrels per day (or approximately 60% of its currently forecasted oil production for 2011) with a floor price at $78 per barrel (Dated Brent) and a ceiling price at $91 per barrel (Dated Brent), representing a $10 per barrel increase over Toreador’s 2010 hedging arrangements.

Craig McKenzie, President and CEO of Toreador, said “We have decided to spud the first well in January 2011 to allow for the sequential drilling of six or more wells targeting the Liassic source rock in the Paris Basin, which is shorter than the timeline in the Investment Agreement with Hess. Furthermore, with a stronger balance sheet and no capital commitments, we will consider a range of opportunities to create additional value for our shareholders.”

THIRD QUARTER 2010 SUMMARY FINANCIAL RESULTS

	Three months ended
(unaudited)	September 30,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$6,6	$5,2	$1,4	27%
Sale and other operating revenue	$6,0	$5,2	$0,8	15%
Other income	$0,6	$—	$0,6	n.m.
Operating income (loss)	$0,6	$(1,8)	$2,4	-133%
Loss from discontinued operations	$(0,3)	$(10,5)	$10,2	-97%
Loss available to common shares	$(2,9)	$(12,5)	$9,6	-77%
Basic loss per share ($/share)	$(0,12)	$(0,59)	$0,47	-80%
Diluted loss per share ($/share)	$(0,11)	$(0,59)	$0,48	-81%
Capital expenditures	$0,03	$4,00	$(3,97)	-99%
Production (MBOE)	81	83	(2)	-2%
Average realized price ($/BOE)	$77,67	$62,19	$15,5	25%

Sales and other operating revenue for the three months ended September 30, 2010 was $6.0 million, as compared to sales and other operating revenue of $5.2 million for the three months ended September 30, 2009, an increase primarily due to the increase in the prices at which we sell our oil from an average of $62.19 per barrel in the three months ended September 30, 2009 to an average of $77.67 per barrel in the three months ended September 30, 2010.  Production remained relatively stable, decreasing from 83 MBbls in the three months ended September 30, 2009 to 81 MBbls in the three months ended September 30, 2010.

As of September 30, 2010, $560,000 was recorded as “Other income”, which corresponded to personal general and administrative costs associated with Toreador Energy France’s activities as operator of the exploration permits in the Paris Basin, which Toreador Energy France is entitled to invoice to Hess under the Investment Agreement.

Lease operating expense was $3.0 million, or $36.76 per BOE produced, for the three months ended September 30, 2010, as compared to $1.5 million, or $18.07 per BOE produced, for the three months ended September 30, 2009. This increase is mainly due to the reclassification of certain costs associated with particular properties as lease operating expenses including (i) $280,000 relating to certain taxes associated with oil production and  (ii) approximately $1.1 million relating to costs associated with production sites and additional Paris headquarter expenses  (which in the three months ending September 30, 2009 were classified as general and administrative expenses, but following the formation of our strategic partnership with Hess are now mainly incurred in connection with our existing oil production and conventional reservoirs development and therefore have been reclassified as lease operating expenses). Lease operating expense also included an expense of $134,000 due to a decrease in crude oil inventory over the third quarter 2010.

Exploration expense for the three months ended September 30, 2010 was $201,000, as compared to $22,000 for the three months ended September 30, 2009. This increase is due primarily to expenses associated with geological and technical studies the Company conducted and commissioned in connection with the exploration of the Paris Basin and not invoiced to Hess.

Depreciation, depletion and amortization for the three months ended September 30, 2010 was $1.1 million or $14.00 per BOE produced, as compared to $1.3 million or $16.87 per BOE produced for the three months ended September 30, 2009, due to a longer production life estimate for our existing wells according to the Gaffney, Cline & Associates Ltd. report of our reserves at December 31, 2009.

General and administrative expense, excluding stock compensation expense, for the three months ended September 30, 2010 totaled $1.4 million, as compared to $3.5 million for the comparable period in 2009. This decrease is due to the effort started in 2009 to reduce general and administrative expense as well as to a reclassification of certain oil production related expenses from general and administrative expenses to lease operating expenses. Stock compensation expense was $0.4 million for the three months ended September 30, 2010 compared with $0.6 million for the three months ended September 30, 2009.

We recorded a loss on foreign currency exchange of $1.2 million for the three months ended September 30, 2010 compared with a loss of $0.0 million for the three months ended September 30, 2009. This increase is mainly due to the fact that Toreador Energy France booked a loss on foreign currency exchange in its statutory accounts in Euro over the three months ended September 30, 2010 due to the receipt on June 10, 2010 of the $15 million upfront payment from Hess under the Investment Agreement combined with the weakening of the U.S. dollar compared to the Euro over the same period (this loss having been recorded in the financial statements of the Company for the third quarter of 2010 in accordance with FAS 52 “Foreign Currency Translation”).

Interest expense, net of capitalized interest was $2.7 million for the three months ended September 30, 2010 as compared to $0.4 million for the three months ended September 30, 2009.  The increase is mainly due to the additional interest payments relating to the New Convertible Senior Notes issued in February 2010. Amortization of $1,310,058 was recorded for the three months ended September 30, 2010 compared to $38,000 for the three months ended September 30, 2009, due to the change in estimate of the lives of the issue premium and debt issuance costs associated to 5.00% Convertible Senior Notes and to the New Convertible Senior Notes.

We recorded in discontinued operations a loss of $291,000 from discontinued operations in the three months ended September 30, 2010 mainly due to tax, legal cost and overriding royalty payment.

As a result of the above, for the three months ended September 30, 2010, the Company reported a loss available to common shares of $2.9 million, or $0.11 per diluted share, compared to a loss available to common shares of $12.5 million in the third quarter of 2009, or $0.59 per diluted share.

Diluted weighted average shares outstanding in the third quarter of 2010 were 25.9 million, compared to 20.9 million diluted weighted average shares outstanding in the third quarter of 2009.

NINE MONTHS ENDED SEPTEMBER 30, 2010 SUMMARY FINANCIAL RESULTS

	Nine months ended
(unaudited)	September 30,		Change	Change
($ millions, except where noted)	2010	2009	(units)	(%)
Revenue and other income	$33,0	$13,1	$19,9	152%
Sale and other operating revenue	$17,5	$13,1	$4,4	34%
Other income	$15,6	$0,1	$15,5	n.m.
Operating income (loss)	$12,9	$(11,1)	$24,0	-216%
Loss from discontinued operations	$(1,1)	$(12,0)	$10,9	-91%
Loss available to common shares	$(3,9)	$(20,5)	$16,6	-81%
Basic loss per share ($/share)	$(0,17)	$(1,00)	$0,83	-83%
Diluted loss per share ($/share)	$(0,15)	$(1,00)	$0,85	-85%
Capital expenditures	$0,05	$5,00	$(5,0)	-99%
Production (MBOE)	241	248	(7)	-3%
Average realized price ($/BOE)	$74,81	$51,93	$22,9	44%

Sales and other operating revenue for the nine months ended September 30, 2010 was $17.5 million, as compared to $13.1 million for the nine months ended September 30, 2009.  This increase is primarily due to the global increase in oil prices at which we sell our oil from an average of $51.93 per barrel in the nine months ended September 30, 2009 to an average of $74.81 per barrel in the nine months ended September 30, 2010.

Other income for the nine months ended September 30, 2010 was $15.6 million, which represented (i) the $15 million upfront payment received from Hess on June 10, 2010 under the Investment Agreement and (ii) $560,000 invoiced to Hess under the terms of the Investment Agreement for general and administrative costs associated with its activities as operator of the exploration permits in the Paris Basin, compared to $121,000 recorded (as “Interest and other income”) for the same period of 2009 related to the sale of a royalty interest in producing properties located in Canada.

Lease operating expense was $7.3 million, or $30.42 per BOE produced, for the nine months ended September 30, 2010, as compared to $5.0 million, or $20.16 per BOE produced for the nine months ended September 30, 2009. This increase is mainly due to the reclassification of certain costs associated with particular properties as lease operating expenses including (i) $848,000 relating to taxes associated with oil production  (ii) approximately $1.6 million in the aggregate relating to costs associated with production sites and additional Paris headquarter expenses  (which in the nine months ending September 30, 2009 were classified as general and administrative expenses, but following the formation of our strategic partnership with Hess are mainly incurred in connection with our existing oil production and conventional reservoirs development and therefore reclassified as lease operating expenses). In addition, lease operating expense for the nine months ended September 30, 2010 also included an expense of $336,000 due to a decrease in the crude oil inventory.

Exploration expense for the nine months ended September 30, 2010 was $1.3 million, as compared to $130,000 for the nine months ended September 30, 2009. This increase is due primarily to expenses associated with geological and technical studies the Company conducted and commissioned in connection with the shale oil development project.

Depreciation, depletion and amortization for the nine months ended September 30, 2010 was $2.8 million compared to $4.2 million for the nine months ended September 30, 2009, due to a longer production life estimate for our existing wells according to the Gaffney, Cline & Associates Ltd. report of our reserves at December 31, 2009.

General and administrative expense, excluding stock compensation expense, was $7.0 million for the nine months ended September 30, 2010 compared to $11.8 million for the nine months ended September 30, 2009 (which included cost related to relocation of corporate headquarters, subsidiary sales and resignation of former officers). This decrease is due to the effort started in 2009 to reduce general and administrative expense as well as to the reclassification of certain oil production related expenses to lease operating expenses.  Stock compensation expense was $2.6 million for the nine months ended September 30, 2010 compared to $2.8 million for the nine months ended September 30, 2009.  Stock compensation expense includes directors’ annual stock granting of immediately vested shares for $650,000.

We recorded a loss on foreign currency exchange of $1.3 million for the nine months ended September 30, 2010 compared with a gain of $0.1 million for the nine months ended September 30, 2009. This increase is mainly due to the fact that Toreador Energy France booked a loss on foreign currency exchange in its statutory accounts in Euro over the three months ended September 30, 2010 due to the receipt on June 10, 2010 of the $15 million upfront payment from Hess under the Investment Agreement combined with the weakening of the U.S. dollar compared to the Euro over the same period (this loss having been recorded in the financial statements of the Company for the third quarter of 2010 in accordance with FAS 52 “Foreign Currency Translation”).

We recorded a loss of $4.3 million on the early extinguishment of debt compared to a gain of $3.4 million for the nine months ended nine months ended September 30, 2009. This loss occurred following the Convertible Notes Exchange on February 1, 2010. In 2009 the Company repurchased $25.7 million face value of the 5.00% Convertible Senior Notes on the open market for $21.3 million, resulting in a gain on the early extinguishment of debt of $3.4 million after writing off deferred loan costs of approximately $1 million.

Interest expense, net of capitalized interest was $4.4 million for the nine months ended September 30, 2010, as compared to $1.8 million for the nine months ended September 30, 2009. The increase is mainly due to the interest payments relating to the New Convertible Senior Notes issued in February 2010, which was offset by decreased interest payments relating to the 5.00% Convertible Senior Notes. Amortization of $1,408,522 was recorded for the period ended September 30, 2010 compared to $145,280 for the period ended September 30, 2009, due to the change in estimate of the lives of the issue premium and debt issuance costs associated to 5.00% Convertible Senior Notes and to the new Convertible Senior Notes.

For the nine months ending September 30, 2010, we recorded $763,000 as general and administrative expense associated with the payment made to Scowcroft under the Settlement Agreement on April 30, 2010 and associated legal costs, $246,000 for legal costs associated to the Netherby dispute and Overriding Interest payment, and $104,000 of additional tax associated with Toreador Hungary Limited activities in 2009. We thus recorded a loss of $1.1 million from discontinued operations for the nine months ending September 30, 2010.

As a result of the above, for the nine months ended September 30, 2010, the Company reported a loss available to common shares of $3.9 million, or $0.15 per diluted share, compared to a loss available to common shares of $20.5 million in the comparable period of 2009, or $1.00 per diluted share.

Diluted weighted average shares outstanding for the nine months ended September 30, 2010 were 25.8 million, compared to 20.4 million diluted weighted average shares outstanding in the comparable period of 2009.

DETAILS OF FINANCIAL ACTIVITIES

In accordance with the terms, procedures and conditions outlined in the indenture and the 5.00% Convertible Senior Notes, each holder of the 5.00% Convertible Senior Notes had an option to require the Company to purchase all or a portion of its 5.00% Convertible Senior Notes on October 1, 2010.  Pursuant to the exercise of this option, the Company repurchased $32,256,000 principal amount of the 5.00% Convertible Senior Notes on October 1, 2010.  Interest on the repurchased 5.00% Convertible Senior Notes accrued up to, but not including, October 1, 2010 was paid to record holders of 5.00% Convertible Senior Notes as of September 15, 2010.  The repurchase on October 1, 2010 resulted in a loss of $1.1 million after writing off all deferred debt issuance costs pertaining to the 5.00% Convertible Senior Notes.  The Company has elected to redeem the $129,000 principal aggregate amount of the 5.00% Convertible Senior Notes outstanding in accordance with the terms of the indenture, has provided notice to the holders of such redemption and expects to effect this redemption on November 24, 2010.

Although the Company continues to remain confident on the future strength of oil prices, the Company is exposed to a potential downturn in commodity prices. In order to mitigate this exposure, Toreador entered on November 2, 2010 into zero cash premium collars contracts with Vitol Trading SA for 500 Bbls per day (or approximately 15,208 Bbls per month) from January 1, 2011 to December 31, 2011 with a floor price at $78/Bbl and a ceiling price at $91/Bbl (Dated Brent). Those hedge arrangements will enable the Company to mitigate its exposure to price volatility on nearly 60% of its currently forecasted oil production over 2011 at a level increased by $10 per barrel compared to its 2010 oil price hedging.

CONFERENCE CALL

Toreador will host a conference call on November 9, 2010 at 11:00 a.m. Eastern, to discuss financial results and current operations.  The conference leader will be Craig M. McKenzie, President and Chief Executive Officer.

Approximately 10 minutes before the conference call participants who wish to ask questions during the call should dial 1 (866) 788-0539 from within the U.S. or 1 (857) 350-1677 from outside the U.S. and provide the Passcode 29419628 to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s website at www.toreador.net  by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link, or click on this link to access the call

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=68298&eventID=3440039

Those unable to participate in the live call may hear the rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Call” link or dial 1 (888) 286-8010 within the U.S. or 1 (617) 801-6888 from outside the U.S., Passcode 47109759, to listen to a replay of the call.  Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France.  The company’s website, www.toreador.net, provides more information about Toreador.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds,  the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Contact:

Shirley Z. Anderson, Corporate Secretary

Toreador Resources Corporation

T:  +1 469 364-8531

sanderson@toreador.net

web site : www.toreador.net

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$53,550	$8,712
Accounts receivable	3,388	3,126
Income tax receivable	—	245
Other	3,762	3,593
Total current assets	60,700	15,676

Oil and natural gas properties
Oil and natural gas properties, gross	108,061	116,435
Accumulated depletion, depreciation and amortization	(42,185)	(41,814)
Oil and natural gas properties, net	65,876	74,621

Investments	200	200
Goodwill	3,764	3,973
Other assets	1,738	2,685

Total assets	$132,278	$97,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,888	$11,635
Deferred lease payable — current portion	112	107
Derivatives	177	886
Current portion of long-term debt	32,385	32,385
Income taxes payable	6,303	—
Total current liabilities	45,865	45,013

Long-term accrued liabilities	1,249	1,241
Deferred lease payable, net of current portion	359	442
Asset retirement obligations	4,009	6,733
Deferred income tax	14,866	15,358
Long-term debt	34,716	22,231
Total liabilities	101,064	91,018
Stockholders’ equity:
Common stock, $0.15625 par value, 30,000,000 shares authorized; 28,828,705 in 2010 and 22,106,955 in 2009 shares issued	4,036	3,454
Additional paid-in capital	198,458	170,895
Accumulated deficit	(180,494)	(176,578)
Accumulated other comprehensive income	11,748	10,900
Treasury stock at cost, 721,027 shares for 2009 and 2010	(2,534)	(2,534)
Total stockholders’ equity	31,214	6,137

Total liabilities and stockholders’ equity	$132,278	$97,155

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(In thousands, except share and per share data)
Revenues and other income:
Sales and other operating revenue	$6,003	$5,204
Other income	560	—
Total revenues and other income	6,563	5,204
Operating costs and expenses:
Lease operating expense	2,966	1,468
Exploration expense	201	22
Depreciation, depletion and amortization	1,129	1,266
Accretion on discounted assets and liabilities	(246)	127
General and administrative	1,773	4,136
Loss (gain) on oil and gas derivative contracts	105	(7)
Total operating costs and expenses	5,928	7,012
Operating income (loss)	635	(1,808)
Other (expense) income:
Foreign currency exchange gain (loss)	(1,178)	1
Interest expense, net of interest capitalized	(2,727)	(366)
Total other income (expense)	(3,905)	(365)
Loss before taxes from continuing operations	(3,270)	(2,173)
Income tax (benefit) provision	(666)	(232)
Loss from continuing operations, net of income taxes	(2,604)	(1,941)
Loss from discontinued operations, net of income taxes	(290)	(10,518)
Net loss available to common shares	$(2,894)	$(12,459)

Basic loss available to common shares per share:
From continuing operations, net of income taxes	$(0.11)	$(0.09)
From discontinued operations, net of income taxes	(0.01)	(0.50)
	$(0.12)	$(0.59)

Diluted loss available to common shares per share:
From continuing operations, net of income taxes	$(0.10)	$(0.09)
From continuing operations, net of income taxes	(0.01)	(0.50)
	$(0.11)	$(0.59)

Weighted average shares outstanding:
Basic	24,660	20,869
Diluted	25,917	20,869

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(In thousands, except share and per share data)
Revenues and other income:
Sales and other operating revenue	$17,460	$13,096
Other income	15,560	121
Total revenues and other income	33,020	13,217
Operating costs and expenses:
Lease operating expense	7,344	5,029
Exploration expense	1,276	130
Depreciation, depletion and amortization	2,807	4,171
Accretion on discounted assets and liabilities	(159)	365
General and administrative	9,615	14,663
Gain on sale of properties and other assets	—	—
Gain on oil and gas derivative contracts	(709)	(7)
Total operating costs and expenses	20,174	24,351
Operating income (loss)	12,846	(11,134)
Other (expense) income:
Foreign currency exchange gain (loss)	(1,254)	131
(Loss) gain on the early extinguishment of debt	(4,256)	3,370
Interest expense, net of interest capitalized	(4,448)	(1,833)
Total other (expense) income	(9,958)	1,668
Income (loss) before taxes from continuing operations	2,888	(9,466)
Income tax (benefit) provision	5,683	(1,002)
Loss from continuing operations, net of income taxes	(2,795)	(8,464)
Loss from discontinued operations, net of income taxes	(1,113)	(11,988)
Net loss available to common shares	$(3,908)	$(20,452)

Basic loss available to common shares per share:
From continuing operations, net of income taxes	$(0.12)	$(0.41)
From discontinued operations, net of income taxes	(0.05)	(0.59)
	$(0.17)	$(1.00)

Diluted loss available to common shares per share:
From continuing operations, net of income taxes	$(0.11)	$(0.41)
From continuing operations, net of income taxes	(0.04)	(0.59)
	$(0.15)	$(1.00)

Weighted average shares outstanding:
Basic	24,393	20,428
Diluted	25,811	20,428

TOREADOR RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net loss	$(3,908)	$(20,452)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	2,807	4,693
Accretion on discounted assets and liabilities	(159)	—
Amortization of deferred debt issuance costs	1,409	—
Stock based compensation	2,631	3,909
Deferred income taxes (liabilities) benefit	(492)	679
Dry hole costs		1,318
Impairment of oil and natural gas properties	—	10,725
Gain on sale of properties and equipment	—	(121)
Gain on sale of discontinued operations	—	(1,675)
Loss (gain) on early extinguishment of debt — convertible notes	4,256	(3,370)
Loss on early extinguishment of debt — revolving credit facility	—	4,881
Unrealized gain on commodity derivatives	(709)	—
Increase in accounts receivable	(262)	(1,677)
Decrease in income taxes receivable	245	—
Decrease (increase) in other current assets	(169)	8
Decrease in other assets	652	155
Increase in other assets held for sale	—	(1,299)
(Decrease) increase in accounts payable and accrued liabilities	(4,747)	1,080
Decrease in deferred lease payable	(78)	—
Increase (decrease) in income taxes payable	6,303	(4,223)
Decrease in liabilities held for sale	—	(5,797)
Decrease in long-term accrued liabilities	8	—
Net cash provided by (used in) operating activities	7,787	(11,166)
Cash flows from investing activities:
Proceeds from sale of property and equipment	—	121
Additions to property and equipment	(252)	(4,521)
Proceeds from sale of oil and gas properties	—	60,418
Net cash (used in) provided by investing activities	(252)	56,018
Cash flows from financing activities:
Repayment of convertible notes	(22,231)	(12,661)
Repayment of revolving credit facility	—	(36,372)
Issuance of convertible notes	31,631
Deferred debt issuance costs	(1,936)
Proceeds from issuance of common stock, net of equity issuance costs of $2,489	26,837	(49)
Proceeds from exercise of stock options	15
Net cash provided by (used in) financing activities	34,316	(49,082)
Net increase (decrease) in cash and cash equivalents	41,851	(4,230)
Effects of foreign currency translation on cash and cash equivalents	2,987	(4)
Cash and cash equivalents, beginning of period	8,712	14,860
Cash and cash equivalents, end of period	$53,550	$10,626
Supplemental disclosures:
Cash paid during the period for interest, net of interest capitalized	$3,255	$1,669
Cash paid during the period for income taxes	$11	$4,032